 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

On April 16, 2018, the Board of Directors of IDT Corporation (the “Company”) and its Corporate Governance Committee approved an arrangement with Howard S. Jonas, the Chairman of the Board and controlling stockholder of the Company, related to the purchase of shares of Class B common stock of the Company by Mr. Jonas. Under the arrangement, subject to approval of the stockholders of the Company, Mr. Jonas has agreed to purchase 2,546,689 shares of Class B common stock at a price per share of $5.89, which was the closing price for the Class B common stock on the New York Stock Exchange on April 16, 2018 (the last closing price before approval of the arrangement) for an aggregate purchase price of $15 million.

The arrangement is subject to approval of the stockholders of the Company, and no shares will be issued unless such approval is obtained. Mr. Jonas has agreed to vote in favor of the arrangement when it is submitted to the stockholders. The Company has agreed to present the matter to its stockholders at the next meeting of stockholders to be held.

Mr. Jonas will pay $1.5 million of the purchase price within ten days of execution of a definitive agreement. The remainder of the purchase price will be payable following approval of the stockholders of the Company, and the shares will be issued upon payment of in full.

The purchase price per share will be reduced by the amount of any dividends whose record date is between the date hereof and the issuance of the shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name: Shmuel Jonas
Title: Chief Executive Officer

Dated: April 17, 2018